                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-84442


                           PROSPECTUS SUPPLEMENT NO. 2
                       TO PROSPECTUS DATED APRIL 16, 2002

                                  $100,000,000

                            EVERGREEN RESOURCES, INC.

                4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2021 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement relates to the resale by the selling securityholders of 4.75% senior convertible notes due 2021 of Evergreen Resources, Inc. and the shares of common stock, no par value, of Evergreen Resources, Inc. issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated April 16, 2002, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

     The tables below set forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

     The table of selling securityholders contained in the prospectus is hereby amended to add the following entities who are named below as selling securityholders:

                                                     AGGREGATE
                                                      PRINCIPAL
                                                      AMOUNT OF
                                                      MATURITY                        NUMBER OF
                                                      OF NOTES                        SHARES OF
                                                    BENEFICIALLY       PERCENTAGE    COMMON STOCK         PERCENTAGE OF
                                                     OWNED THAT         OF NOTES     THAT MAY BE          COMMON STOCK
                      NAME                           MAY BE SOLD      OUTSTANDING      SOLD (1)          OUTSTANDING (2)
                      ----                          ------------      -----------    ------------        ---------------
JMG Triton Capital Partners, LP                      $ 6,000,000          6.00%         120,000                 *
Goldman Sachs and Company                            $ 2,000,000          2.00%          40,000                 *
Lyxor Master Fund                                    $10,750,000         10.75%         215,000             1.12%

     Additionally, the following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:

                                                     AGGREGATE
                                                      PRINCIPAL
                                                      AMOUNT OF
                                                      MATURITY                        NUMBER OF
                                                      OF NOTES                        SHARES OF
                                                    BENEFICIALLY       PERCENTAGE    COMMON STOCK         PERCENTAGE OF
                                                     OWNED THAT         OF NOTES     THAT MAY BE          COMMON STOCK
                      NAME                           MAY BE SOLD      OUTSTANDING      SOLD (1)          OUTSTANDING (2)
                      ----                          ------------      -----------    ------------        ---------------
Lyxor Master Hedge Fund                               $800,000              *           16,000                 *

--------------
     *    Less than 1%

     (1) Assumes conversion of all of the holder's notes at a conversion rate of 20 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described in the accompanying prospectus under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 18,977,775 shares of common stock outstanding as of July 31, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

                              --------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

          The date of this Prospectus Supplement is September 12, 2002.